Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – July 23, 2024

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2024 Highlights(1):

•	Net earnings of $1.7 million, or $0.50 per share, compared to $1.4 million, or $0.39 per share

•	Total revenue increased 1%

•	Net interest margin (tax-equivalent) improved 2 basis points to 3.06%

•	Annualized growth of average loans of 9%

•	Negative provision for credit losses of $0.1 million

•	Strong credit quality – Nonperforming assets to total assets were 0.08%

•	Noninterest expense decreases 3%, primarily due to reductions in occupancy expense

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.7 million, or $0.50 per share, for the second quarter of 2024, compared to $1.4 million, or $0.39 per share, for the first quarter of 2024 and $1.9 million, or $0.55 per share, for the second quarter of 2023. Net earnings were $3.1 million, or $0.89 per share, for the first six months of 2024, compared to $3.9 million, or $1.11 per share, for the first six months of 2023.

“The Company’s second quarter results reflect solid loan growth, a stable and improved net interest margin, decreased expenses and continued strength in our credit quality, liquidity, and capital,” said David A. Hedges, President and CEO. “While we expect the interest rate environment will remain challenging in the second half of 2024, we are encouraged by the economic strength of our local markets and continue to see opportunities for loan growth,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $6.7 million for each of the second and first quarters of 2024. Compared to the second quarter of 2023, net interest income (tax-equivalent) decreased $0.3 million or 4%.

Net interest margin (tax-equivalent) was 3.06% in the second quarter of 2024, compared to 3.04% in the first quarter of 2024, and 3.03% in the second quarter of 2023. The increase was primarily due to loan growth, a more favorable asset mix, and improvements in our yield on interest-earning assets, which outpaced increases in the cost of our interest-bearing deposits. Average loans for the second quarter of 2024 were $573.4 million, a 2% increase from the first quarter of 2024 and a 12% increase from the second quarter of 2023.

Nonperforming assets were $0.8 million, or 0.08% of total assets, at June 30, 2024, compared to $0.9 million, or 0.09% of total assets, at March 31, 2024, and $1.1 million, or 0.11% of total assets, at June 30, 2023. The decrease from June 30, 2023 was primarily due to the resolution of one nonperforming loan, which was paid in full.

The Company recorded a negative provision for credit losses of $0.1 million in the second quarter of 2024, compared to a provision for credit losses of $0.3 million in the first quarter of 2024, and a negative provision for credit losses of $0.4 million in the second quarter of 2023.

At June 30, 2024, the Company’s allowance for credit losses was $7.1 million, or 1.24% of total loans, compared to $7.2 million, or 1.27% of total loans, at March 31, 2024, and $6.6 million, or 1.27% of total loans, at June 30, 2023.

1  Comparisons noted in the bullet points are for the second quarter 2024 versus the prior quarter (first quarter 2024), unless otherwise specified.

Noninterest income was $0.9 million for each of the second and first quarters of 2024, and $0.8 million for the second quarter of 2023.

Noninterest expense was $5.5 million for the first quarter of 2024, a decrease of $0.2 million compared to the first quarter of 2024. The decrease was primarily related to a decrease in net occupancy and equipment expense. Compared to the second quarter of 2023, noninterest expense decreased $0.3 million, or 5%. The decrease was primarily related to decreases in net occupancy and equipment expense and other noninterest expense, partially offset by an increase in salaries and benefits.

Total assets were $1.0 billion at June 30, 2024, compared to $979.0 million at March 31, 2024, and $1.0 billion at June 30, 2023. Loans, net of unearned income were $578.1 million at June 30, 2024, compared to $567.5 million at March 31, 2024 and $520.4 million at June 30, 2023. The increase in loans reflects growth across all major loan categories. Total deposits were $946.4 million at June 30, 2024, compared to $899.7 million at March 31, 2024, and $950.7 million at June 30, 2023. The increase in deposits compared to March 31, 2024 was primarily related to a decrease in reciprocal customer deposits in the one-way sell program through the Intrafi network. At June 30, 2024 the Company had no reciprocal deposits sold, compared to $48.9 million sold at March 31, 2024, and none at June 30, 2023. Except for $16.0 million in brokered deposits outstanding one year ago at June 30, 2023, the Company had no FHLB advances or other wholesale funding outstanding at June 30, 2024, March 31, 2024, or June 30, 2023.

At June 30, 2024, the Company’s consolidated stockholders’ equity (book value) was $75.2 million or $21.53 per share, compared to $74.5 million, or $21.32 per share, at March 31, 2024, and $71.0 million, or $20.28 per share, at June 30, 2023. The increase from March 31, 2024 was primarily driven by net earnings of $1.7 million, partially offset by cash dividends paid of $0.9 million, and an other comprehensive loss of $0.1 million due to an increase in unrealized losses on securities available-for-sale, net of tax. Unrealized losses do not affect the Bank’s capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 7.34% at June 30, 2024, compared to 7.61% at March 31, 2024, and 6.92% at June 30, 2023. The TCE ratio decreased compared to March 31, 2024 primarily due to growth in the Company’s balance sheet and not changes in the fair value of its available-for-sale securities. All of the Company’s securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are fully reflected in total equity under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the second quarter of 2024. At June 30, 2024, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest margin, yields on earning assets, the market values and performance of securities held, effects of inflation, including Federal Reserve monetary policies which were tightened in response to inflation beginning in 2022 through increases in the target federal funds rate and reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings, interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2023 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarters Ended	Six months ended
(Dollars in thousands, except per share amounts)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Results of Operations
Net interest income (a)	$6,728	$6,677	$6,994	$13,405	$14,211
Less: tax-equivalent adjustment	19	20	106	39	214
Net interest income (GAAP)	6,709	6,657	6,888	13,366	13,997
Noninterest income	896	887	791	1,783	1,583
Total revenue	7,605	7,544	7,679	15,149	15,580
Provision for credit losses	(123)	334	(362)	211	(296)
Noninterest expense	5,519	5,675	5,825	11,194	11,429
Income tax expense	475	164	288	639	555
Net earnings	$1,734	$1,371	$1,928	$3,105	$3,892

Per share data:
Basic and diluted net earnings:	$0.50	$0.39	$0.55	$0.89	$1.11
Cash dividends declared	$0.27	$0.27	$0.27	$0.54	$0.54
Weighted average shares outstanding:
Basic and diluted	3,493,699	3,493,663	3,500,064	3,493,681	3,501,098
Shares outstanding, at period end	3,493,699	3,493,699	3,499,412	3,493,699	3,499,412
Book value	$21.53	$21.32	$20.28	$21.53	$20.28
Common stock price:
High	$19.25	$21.55	$24.32	$21.55	$24.50
Low	16.63	18.82	18.80	16.63	18.80
Period-end:	18.29	19.27	21.26	18.29	21.26
To earnings ratio (c)	101.61	x	83.78	x	7.21	x	101.61	x	7.21	x
To book value	85%	90%	105%	85%	105%
Performance ratios:
Return on average equity (annualized)	9.63%	7.13%	10.37%	8.34%	10.91%
Return on average assets (annualized)	0.71%	0.56%	0.75%	0.64%	0.76%
Dividend payout ratio	54.00%	69.23%	49.09%	60.67%	48.65%
Other financial data:
Net interest margin (a)	3.06%	3.04%	3.03%	3.05%	3.10%
Effective income tax rate	21.50%	10.68%	13.00%	17.07%	12.48%
Efficiency ratio (b)	72.39%	75.03%	74.82%	73.70%	72.36%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$794	$878	$1,149	$794	$1,149
Total nonperforming assets	$794	$878	$1,149	$794	$1,149

Net charge-offs (recoveries)	$9	$(67)	$(144)	$(58)	$(141)

Allowance for credit losses as a % of:
Loans	1.24%	1.27%	1.27%	1.24%	1.27%
Nonperforming loans	900%	822%	577%	900%	577%
Nonperforming assets as a % of:
Loans and other real estate owned	0.14%	0.15%	0.22%	0.14%	0.22%
Total assets	0.08%	0.09%	0.11%	0.08%	0.11%
Nonperforming loans as a % of total loans	0.14%	0.15%	0.22%	0.14%	0.22%
Annualized net charge-offs (recoveries) as a % of average loans	0.01%	(0.05	) %	(0.11	) %	(0.02	) %	(0.06	) %

Selected average balances:
Securities	$258,228	$267,606	$402,929	$262,917	$402,807
Loans, net of unearned income	573,443	560,757	512,066	567,100	507,139
Total assets	978,107	976,930	1,022,874	977,518	1,022,906
Total deposits	900,673	897,051	942,552	898,862	945,456
Total stockholders’ equity	$72,059	$76,948	$74,404	$74,503	$71,365
Selected period end balances:
Securities	$254,359	$260,770	$394,079	$254,359	$394,079
Loans, net of unearned income	578,068	567,520	520,411	578,068	520,411
Allowance for credit losses	7,142	7,215	6,634	7,142	6,634
Total assets	1,025,054	979,039	1,026,130	1,025,054	1,026,130
Total deposits	946,405	899,673	950,742	946,405	950,742
Total stockholders’ equity	$75,209	$74,489	$70,976	$75,209	$70,976

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

			Quarters Ended		Six months ended

(Dollars in thousands, except per share amounts)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net interest income, as reported (GAAP)	$6,709	$6,657	$6,888	$13,366	$13,997
Tax-equivalent adjustment	19	20	106	39	214
Net interest income (tax-equivalent)	$6,728	$6,677	$6,994	$13,405	$14,211